Exhibit 10.1

September 4, 2007

James Schermerhorn

130 Crawford Road

Downingtown, PA 19335

Dear Jim:

                On behalf of the Board of Directors, we are pleased to offer you the following retention incentive opportunity based on your continued employment with the Bank on the terms outlined below:

                1.             If you remain employed in your present position through the last day of the month in which you attain age 65, we will pay you a retention incentive of $130,000, less applicable tax withholding. Such payment will be made in a lump sum not later than thirty (30) days after the date you become entitled to payment.

                2.             If, prior to the scheduled payment date, you terminate employment by reason of your death or disability (as defined below) or if we terminate your employment without cause (as defined below), we will pay you (or your estate) the retention incentive amount not later than thirty (30) days after your termination date.

                3.             Notwithstanding anything in this letter to the contrary, we reserve the right to terminate your employment for cause (as defined below) at any time, in which case you will not be entitled to any retention incentive payment.

                4.             You agree that amount of the retention incentive will not be considered for purposes of determining your allocation, contribution or benefit under any other plan or program sponsored by Fox Chase Bank

                5.             For purposes of this letter, the terms “cause” and “disability” shall have the same meaning as under the Fox Chase Bancorp, Inc. 2007 Equity Incentive Plan.

                We believe this incentive opportunity is well deserved and is a reflection of the fact that you have been integral to the successful operation of Fox Chase Bank.  Please acknowledge your acceptance of the terms and conditions described in the letter in the place provided below.

Sincerely,

/s/ Thomas M. Petro

Thomas M. Petro
President & CEO

Accepted and Agreed

/s/ James Schermerhorn

Date: September 6, 2007